Exhibit 11

                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
            Computation of Dilution (Anti-dilution) of Earnings Per Share
                     Resulting from Common Stock Equivalents
                      (Thousands of dollars except share data)

     The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:
                                                      Three Months Ended
                                                           March 31,
                                                      1995          1994

        Net earnings (loss)                        $    3,050    $   (4,140)

        Weighted average number of
         shares outstanding during period           5,645,971     5,106,961


        Weighted average number of maximum
         shares subject to exercise under
         outstanding stock options at end
         of period                                    669,975       290,791
                                                    6,315,946     5,397,752

        Less treasury shares assumed purchased
         with proceeds from assumed exercise of
         outstanding options (a)                      557,785       282,330

        Weighted average number of common
         shares and equivalent common
         shares outstanding after assumed
         exercise of options                        5,758,161     5,115,422

        Pro forma earnings (loss) per share
         based on above assumptions (b)             $     .53     $    (.81)

        Earnings (loss) per share as reported       $     .54     $    (.81)


        (a) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options aggregated $16,270,602 and $6,242,315 in the three-month periods ended March 31, 1995 and 1994; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

        (b) Pro forma earnings per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.